Results of Shareholder Meeting (Unaudited)
At the special meeting of shareholders of MFS Emerging Opportunities Fund, which was held on October 19, 2001, the following actions were taken: Item 1. Trustees of the trust were elected as follows.

                          Number of Shares

 Nominee                For         Withhold Authority
Jeffrey L. Shames      153,129              --
John W. Ballen         153,129              --
Lawrence H. Cohn       153,129              --
J. David Gibbons       153,129              --
William R. Gutow       153,129              --
J. Atwood Ives         153,129              --
Abby M. O'Neill        153,129              --
Lawrence T. Perera     153,129              --
William J. Poorvu      153,129              --
Arnold D. Scott        153,129              --
J. Dale Sherratt       153,129              --
Elaine R. Smith        153,129              --
Ward Smith             153,129              --
Item 3. The amendment or removal of certain fundamental investment policies. Number of Shares
For 153,129
Against--
Abstain--
Broker non-votes--
Item 4. The approval of a new investment advisory agreement with Massachusetts Financial Services Company.

Number of Shares
For 153,312
Against 1,817
Abstain--
Item 5.The ratification of the election of Ernst & Young LLP as the independent public accountants to be employed by the trust for the six months ending October 31, 2001.
Number of Shares
For 153,129
Against--
Abstain--